EXHIBIT 1
STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT, dated as of May 21, 2007, by and among Avista Capital Partners (“Buyer”), a Delaware limited partnership, and Avista Capital Partners (Offshore), L.P., a Delaware limited partnership (hereinafter referred to as “Seller”).
     WHEREAS, on May 21, 2007, Seller acquired an aggregate of one million (1,000,000) shares of common stock (the “Common Stock”) of Geokinetics Inc. (the “Company”) in connection with a public offering of shares of common stock of the Company which was recently consummated; and
     WHEREAS, Seller desires to sell, transfer and assign 769,393 of such shares of Common Stock to Buyer, and Buyer desires to purchase such number of shares of Common Stock from Seller, in each case upon the terms and subject to the conditions hereof;
     NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto agree as follows:
     1.      Sale of Shares
     Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer 769,393 shares of Common Stock and Buyer hereby agrees to purchase, accept and acquire such shares of Common Stock from Seller, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any nature whatsoever. The shares of Common Stock to be purchased and sold hereunder are hereinafter referred to as the “Shares”.
     2.      Consideration for Shares
     At the Closing (as hereinafter defined), Buyer shall pay to Seller an amount equal to the number of Shares of Common Stock which Buyer is purchasing from Seller multiplied by $26.32, an aggregate of $20,250,423.76 (the “Purchase Price”)
     3.      Representations and Warranties of Seller
     Seller represents and warrants to Buyer as follows:
     (a)      Seller has full power, authority, capacity and legal right to execute and deliver this Agreement and to sell the Shares on the terms and conditions described herein and to perform and observe the terms and provisions of this Agreement.
     (b)      Seller is the record and beneficial owner of the number of the Shares, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any nature whatsoever. Delivery by such Seller of the Shares will convey to Buyer good and marketable title to such Share, free an clear of any and all liens, pledges, encumbrance, charges, agreements or claims of any nature whatsoever.
     4.      Representations and Warranties of Buyers
     Buyer hereby represents and warrants to the Seller as follows:

     Buyer has full power, authority and legal right to execute and deliver this Agreement, to purchase the Shares on the terms and conditions described herein and to perform and observe the terms and provisions of the Agreement.
     5.      Covenants
     Buyer shall promptly after the date hereof file a Notification and Report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “H-S-R Act”) with respect with respect to this transaction and shall seek an early termination of the waiting period under the H-S-R Act, and Seller shall cooperate with Buyer in connection with making such filing and seeking such early termination.
     6.      Conditions Precedent to the Obligations of Each Party
     The respective obligations of the parties hereto to consummate the transaction contemplated by this Agreement is subject to the expiration or termination of any applicable waiting period (and any extension thereof) under the H-S-R Act to the purchase of the Shares by Buyer pursuant to this Agreement.
     7.      The Closing
     (a)      The closing of the purchase and sale of the Shares (herein referred to as the “Closing”) shall take place at a date, time and place mutually agreed by the parties, and in any case no later than the third business day following the satisfaction of the conditions set forth in Section 6.
     (b)      At the Closing, Seller shall deliver the Shares to Buyer, and Buyer shall deliver the Purchase Price to Seller.
     8.      General
     (a)      This Agreement may be amended only by a writing signed by the parties hereto
     (b)      This Agreement shall be governed and construed in accordance with the laws of the State of New York.
     (c)      The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     (d)      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall have become effective when one or more counterparts have been signed by the Seller and Buyer.
     (e)      This Agreement shall be binding upon and inure to the benefit of the respective parties’ heirs, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

AVISTA CAPITAL PARTNERS, L.P.
By:	AVISTA CAPITAL PARTNERS GP, LLC,
its general partner

By:	/s/ Robert Cabes

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.
By:	AVISTA CAPITAL PARTNERS GP, LLC,
its general partner

By:	/s/ Robert Cabes